EXHIBIT 99.1

FOR RELEASE February 26, 2015

SOURCE: Uni-Pixel, Inc.

UniPixel Reports Fourth Quarter 2014 Results

Company Sees Commercial Shipments of Diamond Guard and InTouch Sensors ‘Powered by Kodak’ in Q2

THE WOODLANDS, Texas — February 26, 2015 — UniPixel, Inc. (NASDAQ: UNXL), a provider of Performance Engineered Films™ to the touch screen, flexible printed electronics and display markets, reported results for the fourth quarter ended December 31, 2014.

Q4 2014 Highlights

•
Delivered additional sensor samples to the company’s tablet customer which were produced by UniPixel’s InTouch Sensors™ roll-to-roll pilot production line. The samples have undergone integration and performance evaluation, which has provided valuable integration yield data to help refine the integration process.

•	Received first purchase order for Diamond Guard™ hard-coat resin to be used in final production coating trial.

•	Completed five film coating production trial runs for Diamond Guard at three separate coating sites.

•	Completed production level spray coating demonstration for Diamond Guard with flow processing of more than 500 parts.

~~•~~	Expanded the application of Diamond Guard by developing ink jet coating capability.

InTouch Sensors™ Update

In November 2014, the company reported it had a limited number of challenges it was working on in order to establish repeatable, commercial-level production yield from its fully-functional, roll-to-roll pilot production line at the Kodak facility. The Kodak facility operating pilot line is comprised of a printing line, two plating lines, and final testing and packaging systems.

These challenges primarily include improving the web transport on the plating line to increase electrical yield, as well as enhance the final testing to improve yield at the module integration stage. To that end, during the fourth quarter, UniPixel and Kodak pursued several parallel development paths to improve web transport and module integration yield.

In January 2015, these efforts resulted in an engineering proof-of-concept milestone by successfully converting parts of the web transport system on one of the plating lines from a mechanical roller system to “touchless” system. This plating line is now undergoing a complete upgrade to touchless web handling.

“Our goal over the next several weeks is to finish modifying one of our operational plating lines to make its web handling completely touchless and to qualify the roll-to-roll yield,” commented Jeff Hawthorne, UniPixel’s president and CEO. “We are targeting completing this activity during the second quarter of 2015.”

Tablet Touch Screen Products
During the fourth quarter, the UniPixel and Kodak technical work streams were focused producing an InTouch Sensors ‘Powered by Kodak’ product for the tablet market, and have been working closely with a certain tablet manufacturer.

The application of InTouch Sensors for tablets has been a prime area of focus given the growing market opportunity. According to DisplaySearch, the tablet sensor segment is growing at a 6% CAGR, with more than 332 million units expected to be shipping annually by 2018.

“We’ve recently achieved integration yields in the high 80 percentile with our tablet development partner,” noted Hawthorne. “Our tablet customer understands the touchless plating line modifications we’re undertaking and remains patient with the process. We are currently working with the customer in planning follow-on integration trials.”

All-in-One PC Products
UniPixel continues to pursue the concurrent development of all-in-one touch sensor product, and remains closely engaged with an all-in-one PC OEM customer and their associated touch module integrators.

The all-in-one PC OEM customer recently approved UniPixel’s all-in-one product design, and UniPixel is now working with two module integrators approved by the customer. The redundant bezel design of the all-in-one product has demonstrated resistance to bezel scratching even with the existing mechanical web transport, thereby allowing higher yields. Given the preliminary yield results, the company plans to utilize the existing mechanical roller based plating line at the Kodak facility to advance its all-in-one program and fulfill anticipated initial commercial shipments in the second quarter of 2015. Production will be transferred to the other plating line once it has been fully modified and qualified with touchless web handling. The remaining mechanical roller-based line will then be upgraded so that the web transport on both plating lines is fully touchless.

Diamond Guard
UniPixel is advancing towards commercialization of its Diamond Guard™ hard-coat resin solutions, which now includes a new method of application that was demonstrated during the quarter using commercial ink jets.

As a PET film coating solution, Diamond Guard can be applied to numerous types of flat surfaces, while three-dimensional surfaces, such as mobile phone cases, lenses and key pads, can be coated using a spray process. A new commercial ink jet application process can allow for very precise spray coatings in a wide variety of applications, from components used to manufacturer LCDs to back cases for cell phones, tablets and notebooks. Ink jets also have some 3D spraying capability. In February, UniPixel successfully demonstrated the ability to ink jet Diamond Guard on large-scale production equipment.

Also during the quarter, Diamond Guard was qualified on a number of substrates, such as PET film, polycarbonate and acrylic sheet for use in various consumer electronic products. UniPixel and its channel partner are currently in discussions regarding production and distribution rights.

The company continued to advance development of Diamond Guard’s 3D spray application during the quarter with a U.S.-based spray coater supplier to Tier 1 customers for optical and industrial products. UniPixel completed a production level spray coating demonstration with flow processing of more than 500 parts, which helped to optimize the automated spray process parameters.

During the quarter, UniPixel also advanced the 2D film-coating application of its Diamond Guard by completing five film coating production trial runs at three separate coating sites, as well as received its first purchase order for Diamond Guard resin to be used in a final production coating trial with one film coating partner. The company believes it is on track to commercialize Diamond Guard’s hard-coat resin technology in the second quarter of 2015.

Q4 and Full Year 2014 Financial Summary
In the fourth quarter of 2014, the company did not generate revenues as it focused on manufacturing process development. For the full year of 2014, the company had no revenues as compared to $5.1 million in 2013. The revenue in 2013 was primarily due to a $5 million non-recurring engineering payment from a PC manufacturer.

Selling, general and administrative (SG&A) expenses totaled $2.9 million in the fourth quarter of 2014, as compared to $3.1 million in the same year-ago quarter. The quarterly decrease in SG&A expenses is primarily due to a decrease in legal expenses and to a lesser extent a decrease in salaries and benefits. The decrease in SG&A for the quarter was partially offset by an increase in depreciation expense. For the full year of 2014, SG&A totaled $11.8 million as compared to $9.9 million in 2013. The increase in SG&A expenses for the year was primarily due to an increase in depreciation expense. The annual increase in SG&A was partially offset by a decrease in salaries and benefits, as well as a decrease in legal and travel expenses.

Research and development (R&D) expenses totaled $2.7 million in the fourth quarter of 2014, as compared to $3.1 million in the fourth quarter of 2013. The quarterly decrease in R&D expenses is primarily due to a decrease in lab expense related to prototype development and to a lesser extent a decrease in salaries and benefits. For the full year of 2014, R&D totaled $11.7 million as compared to $10.4 million in 2013. The annual increase in R&D expenses was primarily due to increased lab expense related to prototype development. The increase in R&D expenses for the year was driven to a lesser extent by an increase in salaries and benefits, as well as travel expense.

Net loss was $7.8 million or $(0.63) per basic and diluted share in the fourth quarter of 2014, as compared to net loss of $6.1 million or $(0.50) per basic and diluted share in the same year-ago period. Net loss was $25.7 million or $(2.08) per share for the full year of 2014, as compared to a net loss of $15.2 million or $(1.32) per share in 2013.

Cash and cash equivalents totaled $23.7 million at December 31, 2014, as compared to $26.8 million at September 30, 2014.

Conference Call
UniPixel management will host a conference call later today to discuss the fourth quarter of 2014, followed by a question and answer period.

The call will be webcast live here, as well as via a link in the Investors section of the company's website at www.unipixel.com/investors. Webcast participants will be able to submit a question to management via the webcast player.

Date: Thursday, February 26, 2015
Time: 4:30 p.m. Eastern time (3:30 p.m. Central time)
Webcast: http://public.viavid.com/index.php?id=112864

To participate in the conference call via telephone, dial 1-719-457-2653 and provide the conference name or conference ID 5692570. Please call the conference telephone number 10 minutes prior to the start time so the operator can register your name and organization.

If you have any difficulty with the webcast or connecting to the call, please contact Liolios Group at 1-949-574-3860.

A replay of the call will be available after 7:30 p.m. Eastern time on the same day through March 26, 2015, via the same link above, or by dialing 1-858-384-5517 and entering replay ID 5692570.

About UniPixel
Headquartered in The Woodlands, Texas, UniPixel, Inc. (NASDAQ: UNXL) delivers Performance Engineered Films to the Display and Flexible Electronics markets. UniPixel's Copperhead™ high-volume roll-to-roll or continuous flow manufacturing process offers high-fidelity replication of advanced micro-optic structures and surface characteristics over large areas. A key focus for UniPixel is developing electronic conductive films for use in electronic sensors for consumer and industrial applications. The company's roll-to-roll electronics manufacturing process prints fine line conductive elements on thin films. The company is marketing its films for touch panel sensor, cover glass replacement, protective cover film, antenna and custom circuitry applications under the UniPixel label, and potentially under private label or Original Equipment Manufacturers (OEM) brands. For further information, visit www.unipixel.com.

Forward-looking Statements
All statements in this news release that are not based on historical fact are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and the provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. While management has based any forward-looking statements contained herein on its current expectations, the information on which such expectations were based may change. These forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of risks, uncertainties, and other factors, many of which are outside of our control that could cause actual results to materially differ from such statements. Such risks, uncertainties, and other factors include, but are not necessarily limited to, those set forth under Item 1A "Risk Factors" in the companies’ respective Annual Report on Form 10-K for the year ended December 31, 2014. We operate in a highly competitive and rapidly changing environment, thus new or unforeseen risks may arise. Accordingly, investors should not place any reliance on forward-looking statements as a prediction of actual results. We disclaim any intention to, and undertake no obligation to, update or revise any forward-looking statements. Readers are also urged to carefully review and consider the other various disclosures in the companies’ respective Annual Report on Form 10-K, quarterly reports on Form 10-Q and Current Reports on Form 8-K.

Trademarks in this release are the property of their respective owners.

Investor Relations Contact:
Ron Both
Liolios Group, Inc.
Tel 949-574-3860
UNXL@liolios.com

Uni-Pixel, Inc.
Condensed Consolidated Balance Sheets

	December 31, 2014	December 31, 2013

ASSETS
Current assets
Cash and cash equivalents	$23,663,494	$39,369,574
Account receivable, net	—	11,409
Prepaid expenses	122,500	—

Total current assets	23,785,994	39,380,983

Property and equipment, net of accumulated depreciation of $10,867,375 and $4,769,453, at December 31, 2014 and 2013, respectively	11,108,825	15,893,435
Restricted cash	17,439	17,439

Total assets	$34,912,258	$55,291,857

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities
Accounts payable	$280,918	$1,053,748
Settlement of class action and derivative lawsuits	2,275,000	—
Deferred revenue	5,000,000	5,000,000

Total current liabilities	7,555,918	6,053,748

Total liabilities	7,555,918	6,053,748

Commitments and contingencies	—	—

Shareholders’ equity
Common stock, $0.001 par value; 100,000,000 shares authorized, 12,350,715 shares and 12,244,714 shares issued and outstanding at December 31, 2014 and 2013, respectively	12,351	12,245
Additional paid-in capital	139,512,274	135,720,308
Accumulated deficit	(112,168,285)	(86,494,444)

Total shareholders’ equity	27,356,340	49,238,109

Total liabilities and shareholders’ equity	$34,912,258	$55,291,857

Uni-Pixel, Inc.
Condensed Consolidated Statements of Operations
(Unaudited)

	(unaudited)		(audited)
	Three Months Ended December 31,		Twelve Months Ended December 31,
	2014	2013	2014	2013

Revenue	$—	$11,409	$—	$5,081,574

Cost of revenues	—	5,584	—	9,005

Gross margin	—	5,825	—	5,072,569

Selling, general and administrative expenses	2,877,584	3,056,974	11,754,603	9,888,535
Research and development	2,652,054	3,089,627	11,660,728	10,384,350

Operating loss	(5,529,638)	(6,140,776)	(23,415,331)	(15,200,316)

Other income (expense)
Settlement of class action and derivative lawsuits	(2,275,000)	—	(2,275,000)	—
Interest income, net	3,727	6,117	16,490	19,422

Net loss	$(7,800,911)	$(6,134,659)	$(25,673,841)	$(15,180,894)

Per share information
Net loss - basic	$(0.63)	$(0.50)	$(2.08)	$(1.32)
Net loss - diluted	(0.63)	(0.50)	(2.08)	(1.32)

Weighted average number of basic common shares outstanding	12,350,715	12,230,743	12,331,322	11,512,996
Weighted average number of diluted common shares outstanding	12,350,715	12,230,743	12,331,322	11,512,996